EXHIBIT NO. 99.1



AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD:
Richard S. Curto  William M. Karnes         Bill Murphy       Georganne Palffy
President         Executive Vice President  General Inquiries Investor Inquiries
Chief Executive   Chief Financial           312/266-7800      312/266-7800
Officer           Officer
312/917-1300      312/917-1300


FOR IMMEDIATE RELEASE

MONDAY, JANUARY 24, 2000


                PRIME GROUP REALTY TRUST ANNOUNCES PLANS TO START
                CONSTRUCTION OF A 1.5 MILLION SQUARE FOOT OFFICE
                         DEVELOPMENT IN DOWNTOWN CHICAGO

                 618,000 Square Foot Lease Signed With Bank One



Development Highlights

o   One of the largest single office leases in Chicago history.
o   Development costs of approximately $305 million.
o   Innovative, high-tech office building.
o   Project is 60% economically pre-leased.


CHICAGO, Illinois, January 24, 2000 -- Prime Group Realty Trust (NYSE: PGE) (the "Company"), the leading real estate investment trust specializing in office and industrial properties in the Chicago metropolitan area and the largest owner of office space in downtown Chicago, announced today plans to start construction on Dearborn Center, a new 37-story Class A office tower containing 1.5 million square feet of rentable area to be located at the half block site bordered by State, Dearborn and Adams streets. The Company also announced the signing of a 15-year lease with Bank One for 618,000 net rentable square feet of office space in the lower fourteen floors of Dearborn Center. Located in the heart of downtown Chicago and less than one block from Bank One's corporate headquarters, Dearborn Center will include 1.4 million square feet of technologically-advanced office space, 100,000 square feet of retail space, and a 210-car underground parking garage. Including the Bank One lease, the Company currently has signed leases or letters of intent for approximately 718,000 square feet of office and retail space.



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The project,  designed by the  internationally  acclaimed  architectural team of
Ricardo Bofill of Spain and James  DeStefano of Chicago,  will feature  Bofill's
"modern  classicism"   architectural  style  and  numerous  new  and  innovative
technologies to increase the productivity and efficiency of the building's occupants.

"This new building will provide us with a level of technology and workplace efficiency that will significantly increase our operational productivity," said Verne Istock, Chairman and Acting CEO of Bank One. "The large 63,000 square foot floor plates in the low-rise portion of the building and access to state-of-the-art technologies will significantly enhance our processing capabilities. In addition, the location of the property, less than one block from our corporate headquarters and directly connected to the regional rail transportation system, will provide excellent access for our employees."

Bank One employs 17,000 people in the Chicago metropolitan area. Bank One plans to consolidate several of its operational units totaling approximately 3,000 people into Dearborn Center.


High-Tech Building Design Enhances Employee Productivity


Michael W. Reschke, Chairman of the Company, stated, "We are extremely pleased that Bank One has chosen Dearborn Center as the home for its continued growth and consolidation in downtown Chicago. The building creates a workplace for the new millennium, featuring numerous innovations in design and systems technologies that will enhance the productivity and efficiency of any workforce located within. Our large floor plates, 63,000 square feet in the low-rise and 33,000 square feet in the mid- and high-rise, are exceptionally efficient. Ten-foot finished ceiling heights provide for numerous ambient lighting options for enhanced viewing of computer screens and reduced eye strain on employees. The building also features a 14-inch raised floor system that enables virtually unlimited cabling and underfloor air distribution flexibility. The pressurized floor plenum carries fresh heated or cooled air to every work station through individually-controlled registers, giving each employee individualized temperature control. The underfloor air distribution system also reduces energy costs by an estimated 35% and provides 65% cleaner indoor air quality. Furthermore, floor-to-ceiling windows will provide more natural light, reducing the need for artificial lighting. Two separate risers give tenants superior data and communications access. In addition, the building is adjacent to two separate subway lines providing excellent access to public transportation. It truly represents a new generation of building design and efficiency."

"We believe the building will be attractive to a broad spectrum of tenants," said Richard S. Curto, President and Chief Executive Officer of the Company. "The 618,000 square foot Bank One lease is one of the largest office leases signed in the history of Chicago real estate. At the present time, we have signed letters of intent for an additional 100,000 square feet of office and retail space and are in discussions with potential tenants for up to 400,000 additional square feet of office space. With the Bank One lease, the project will be approximately 60% economically preleased at the start of construction. We expect to be no less than 90% leased by the time the building is anticipated to be completed in early 2002."



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Development Cost Projected to be $305 Million

The Company estimates that the total development cost of Dearborn Center will be $305 million. Based upon existing signed leases and letters of intent and projected rental rates in the remainder of the space, the Company expects a first year stabilized net operating income in excess of $36.0 million, representing approximately a 12.0% unleveraged return on cost. The Company expects to break ground in early 2000. The project is expected to be completed and initial tenancy to commence in early 2002.

"The Dearborn Center project presents an outstanding opportunity for us to create value for our shareholders," said Mr. Reschke. "The Bank One lease, in conjunction with the additional office and retail leases that we intend to sign plus revenue from the parking garage, will provide an extremely attractive cash flow. Given the strong fundamentals of the Chicago CBD office market and our significant pre-leasing for the project, we believe Dearborn Center will provide our shareholders with an outstanding risk adjusted rate of return and significantly increase the net asset value of our company."

The Company also confirmed its previously announced plan to sell approximately $500.0 million of properties and to use 50% of the proceeds to retire debt and 50% of the proceeds to repurchase its common and preferred stock. Mr. Reschke stated, " The development of Dearborn Center will not alter our previously announced plan to create value for our shareholders by repurchasing our common stock. If anything, the value being created from the development of Dearborn Center widens the spread between our current share price and our net asset value per common share and increases our desire to repurchase our common stock."

Commenting on the project, Chicago Mayor Richard M. Daley said, "Bank One's commitment to consolidate several operating units in downtown Chicago is further evidence of the strength and vitality of Chicago's central business district. Dearborn Center's retail space also represents a significant step in the continued revitalization of State Street as a dominant retail corridor in the city."

Upon completion, the Company expects that the building will result in an increase in the Company's net asset value of approximately $3.00 per common share. Assuming a permanent loan equal to 65% of the completed value of the project at current interest rates and projected rents, the stabilized project is expected to add $.35 in FFO per diluted share starting in 2003.

Dearborn Center is a joint venture development between the Company and J. Paul Beitler Development Co. ("JPBD"). Under the terms of the joint venture between the Company and JPBD, the Company is responsible for contributing substantially all of the equity capital required to construct the project. After the Company and JPBD realize a return of their contributed equity and a minimum return thereon, the joint venture will allocate operating cash flow and net proceeds from a sale 80% to Prime and 20% to JPBD. If certain return thresholds are achieved, JPBD may earn the right to additional distributions. The Company has the right to purchase JPBD's interest pursuant to a predetermined formula.



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Prime  Group  Realty  Trust  is  a  fully-integrated,   self-administered,   and
self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Including Dearborn Center, the Company's portfolio consists of 31 office properties, containing an aggregate of 11.1 million net rentable square feet and 41 industrial properties containing an aggregate of 5.2 million net rentable square feet. The portfolio also includes approximately
272.2 acres of developable land and rights to acquire more than 237.2 additional acres of developable land, which management believes could be developed with approximately 9.6 million rentable square feet of office and industrial space.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "will be", "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.





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